Exhibit 99.1

Thomas B. King Joins VIVUS’ Board of Directors

CAMPBELL, CA — (Marketwired) — May 24, 2017 — VIVUS, Inc. (NASDAQ: VVUS) (the “Company”), announced today that Thomas B. King has been appointed to VIVUS’ board of directors. Mr. King’s nearly 40 years of pharmaceutical experience ranges from large to development-stage pharmaceutical companies.

“We are excited to gain Tom’s guidance as we reshape the VIVUS business model,” said Seth H. Z. Fischer, VIVUS’ Chief Executive Officer. “His experience in developing products, obtaining regulatory approvals and commercializing pharmaceuticals is directly on point with our efforts to expand VIVUS’ potential.”

“We conducted an extensive search for someone to provide additional depth of talent to our board as we continue to shape VIVUS’ future,” said David Norton, VIVUS’ Chairman. “We are pleased to have found someone who met the criteria we identified at the beginning of the process and who will have an important impact on VIVUS.”

“I am excited to join VIVUS’ board of directors,” said Mr. King. “The mandate to change the VIVUS business model is compelling, and I look forward to being an active participant in this ongoing work.”

Mr. King has served as an independent biotechnology consultant since August 2016.  Previously, Mr. King served as President, Chief Executive Officer and a member of the board of directors of Alexza Pharmaceuticals, Inc., a publicly-traded pharmaceutical company, from June 2003 to August 2016. From September 2002 to April 2003, Mr. King served as President, Chief Executive Officer and a member of the board of directors of Cognetix, Inc., a privately-held biopharmaceutical development-stage company. From January 1994 to February 2001, Mr. King held various senior executive positions at Anesta Corporation, a publicly-traded pharmaceutical company, including President and Chief Executive Officer from January 1997 to October 2000, and was a member of the board of directors until it was acquired by Cephalon, Inc., a publicly-traded biopharmaceutical company. Mr. King currently serves on the board of directors of Faraday Pharmaceuticals, Inc., a privately-held biotechnology company. Mr. King also serves as a mentor at SPIRE Bioventures, a multi-disciplinary consortium aiding biotechnology entrepreneurs, and as an Advisory Board Member of the University of Colorado BioFrontiers Institute. Mr. King received a B.A. in chemistry from McPherson College and an M.B.A. from the University of Kansas Graduate School of Business.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to potential change in our business strategy to enhance long-term stockholder value; and risks and uncertainties related to the impact, if any, of changes to our board of directors. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2016 as filed on March 8, 2017 and as amended by the Form 10-K/A filed on April 26, 2017, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.

Mark Oki

Chief Financial Officer

oki@vivus.com

650-934-5200